Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR THIRD QUARTER OF FISCAL 2015

LAUREL, Miss. (August 25, 2015) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the third fiscal quarter and nine months ended July 31, 2015.

Net sales for the third quarter of fiscal 2015 were $739.9 million compared with $768.4 million for the same period a year ago. For the quarter, the Company reported net income of $50.9 million, or $2.27 per share, compared with net income of $76.1 million, or $3.30 per share, for the third quarter of fiscal 2014.

Net sales for the first nine months of fiscal 2015 were $2,123.9 million compared with $2,014.0 million for the first nine months of fiscal 2014. Net income for the first nine months of fiscal 2015 totaled $188.6 million, or $8.28 per share, compared with net income of $155.9 million, or $6.76 per share, for the first nine months of last year.

“Sanderson Farms’ financial results for the third quarter of fiscal 2015 reflect continued good demand for fresh chicken at retail grocery stores, which demand was reflected in a Georgia dock whole bird price that remained near record levels during the quarter,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “However, market prices for most products produced at our big bird deboning plants were significantly lower during the quarter when compared to last year’s third fiscal quarter. Bulk leg quarter prices remain under pressure as a result of weak export demand affected by export bans related to the discovery of avian influenza in the United States, a relatively strong United States dollar and lower oil revenue in countries with oil- based economies. While food service traffic and demand in the United States continue to improve, that demand was not enough to keep pace with additional industry production combined with higher domestic supplies resulting from lower exports. As a result, market prices for boneless breast meat remained under pressure during the quarter.”

According to Sanderson, compared with the third fiscal quarter of 2014, the average Georgia dock price for whole chickens was approximately 4.5 percent higher, boneless breast meat prices were lower by approximately 25.4 percent, the average market price for bulk leg quarters decreased approximately 47.8 percent, and jumbo wing prices were higher by 29.5 percent. The Company’s average feed cost per pound of poultry products processed decreased 8.9 cents per pound, or 24.7 percent, compared with the third quarter of fiscal 2014, and prices paid for corn and soybean meal, the Company’s primary feed ingredients, decreased 13.2 percent and 34.5 percent, respectively, compared with the third quarter of fiscal 2014.

“Financial results were affected by accruals booked for the Company’s bonus award program and a contribution to the Company’s employee stock ownership plan,” continued Sanderson. “Because management now deems it probable the Company will achieve at least a portion of the

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SAFM Reports Results For Third Quarter of Fiscal 2015

August 25, 2015

targets under its bonus award program, the Company accrued $19.5 million during the quarter for the program, which compares to $15.5 million accrued in last year’s third quarter. In addition, $11.0 million was accrued for a contribution to the Company’s employee stock ownership program, which is the same amount accrued in last year’s third quarter. Together, these accruals amounted to $20.2 million net of income tax, or $0.90 per share.

“We are pleased with progress at our new Palestine, Texas, facilities,” said Sanderson. “The plant is now moving to fifty percent capacity, and we are on schedule to increase production at the plant again in January 2016. We expect to reach full production during the second fiscal quarter of 2016. We also broke ground on our new St. Pauls, North Carolina, facilities in July, and we look forward to the opportunities the new facilities will provide to our shareholders, our customers and our employees.”

Sanderson Farms will hold a conference call to discuss this press release today, August 25, 2015, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through September 25, 2015. Those without Internet access or who prefer to participate via telephone may call 888-811-5445, access code 5950261.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared chicken items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2014, and its subsequent Quarterly Reports on Form 10-Q filed with the SEC, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

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SAFM Reports Results For Third Quarter of Fiscal 2015

August 25, 2015

(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect the Company’s operations, or changes in global weather patterns that could impact the supply of feed grains.

(12) Failure to respond to changing consumer preferences.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. Most of the factors described above cannot be controlled by the Company. When used in this press release, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include (but are not limited to) statements of the Company’s belief about future earnings, expansion plans, sales, production, and expenses, including feed grain costs.

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SAFM Reports Results For Third Quarter of Fiscal 2015

August 25, 2015

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2015	2014	2015	2014
Net sales	$739,933	$768,395	$2,123,888	$2,013,995
Costs and expenses:
Cost of sales	612,761	607,003	1,716,529	1,675,399
Selling, general and administrative	47,339	45,687	114,947	99,201

	660,100	652,690	1,831,476	1,774,600

Operating income	79,833	115,705	292,412	239,395
Other income (expense):
Interest income	0	15	39	37
Interest expense	(556)	(439)	(1,669)	(2,091)
Other	15	1	78	49

	(541)	(423)	(1,552)	(2,005)

Income before income taxes	79,292	115,282	290,860	237,390
Income tax expense	28,411	39,202	102,230	81,451

Net income	$50,881	$76,080	$188,630	$155,939

Basic earnings per share	$2.27	$3.30	$8.28	$6.76

Diluted earnings per share	$2.27	$3.30	$8.28	$6.76

Dividends per share	$0.22	$0.20	$0.66	$0.60

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SAFM Reports Results For Third Quarter of Fiscal 2015

August 25, 2015

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	July 31, 2015	October 31, 2014
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$180,840	$165,610
Accounts receivable, net	111,450	118,296
Inventories	203,152	190,823
Prepaid income taxes	9,226	0
Deferred income taxes	3,061	2,925
Prepaid expenses and other current assets	37,793	33,052

Total current assets	545,522	510,706
Property, plant and equipment	1,311,228	1,185,094
Less accumulated depreciation	(628,858)	(588,969)

	682,370	596,125
Other assets	6,394	4,421

Total assets	$1,234,286	$1,111,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$64,798	$48,700
Accrued expenses	76,467	67,446
Accrued income taxes	0	21,489
Current maturities of long-term debt	10,000	10,000

Total current liabilities	151,265	147,635
Long-term debt, less current maturities	0	10,000
Claims payable	8,800	10,000
Deferred income taxes and other liabilities	52,663	45,669
Stockholders’ equity:
Common stock	22,413	23,130
Paid-in capital	114,727	150,122
Retained earnings	884,418	724,696

Total stockholders’ equity	1,021,558	897,948

Total liabilities and stockholder’s equity	$1,234,286	$1,111,252

(1)	The Condensed Consolidated Balance Sheet at October 31, 2014, was derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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